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                                  EXHIBIT 99.1


                          MULTIMEDIA ACCESS CORPORATION
                   SECURES $9.45 MILLION IN NEW EQUITY FUNDING


Dallas, TX - (February 25, 1999) -- MultiMedia Access Corporation (Nasdaq:
MMAC), a leading provider of advanced, standards-based video communication and Internet streaming systems for corporations and professional enterprises, announced today that it has secured $9.45 million in new equity funding from the company's existing shareholder base.

The company issued 945,000 shares of Series B Convertible Preferred Stock at $10 per share, which are convertible to shares of common stock at a fixed price of $3.625 per share, subject to certain requirements. H.T. Ardinger and M. Douglas Adkins, two of MMAC's principle shareholders, contributed $4 million each in the convertible preferred offering. Other shareholders contributed the balance of $1.45 million in additional funding.

"We're pleased to have dedicated shareholders who share our vision," said Bill Jobe, MMAC President and CEO. "This infusion of equity demonstrates our shareholders' confidence iin our core technology and in our ability to execute on our strategic plan. It will provide the necessary fuel for future growth and allow MMAC the opportunity to continue to grow in the video communications arena and expand into the Internet streaming market."

ABOUT MULTIMEDIA ACCESS CORPORATION

MultiMedia Access Corporation (Nasdaq: MMAC) manufactures and markets high-quality, standards-based video communication equipment for businesses and professional enterprises. MMAC's VBX(TM) enterprise video PBX, Osprey(R) video codecs and peripherals, WorkFone(R) software and ViewCast(R) web-video systems deliver popular video communication applications including Internet & intranet media streaming, live broadcasting, video-based training, surveillance, distance learning, videoconferencing, and telemedicine. MMAC's products are available from leading resellers, systems integrators, OEMs and application developers worldwide.

Visit the MMAC website at http://www.mmac.com.